Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (“Form S-3”) and in the related Prospectus of Apple Inc. for the registration of debt securities and to the incorporation by reference therein of our reports dated November 5, 2018 with respect to the consolidated financial statements of Apple Inc., and the effectiveness of internal control over financial reporting of Apple Inc., included in its Annual Report (“Form 10-K”) for the year ended September 29, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

November 5, 2018